Agreement of LIMITED PARTNERSHIP

OF

aip private equity opportunities fund i a lp

This Agreement of Limited Partnership of AIP Private Equity Opportunities Fund I A LP (this “Agreement”) is entered into by and between Morgan Stanley Alternative Investment Partners LP, as general partner (the “General Partner”) and Morgan Stanley AIP Funding Inc., as limited partner (the “Initial Limited Partner”).

The General Partner and the Initial Limited Partner hereby form a limited partnership, pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. section 17-101, et seq.) as amended from time to time (the “Act”), and hereby agree as follows:

1.       Name. The name of the limited partnership formed under this Agreement shall be AIP Private Equity Opportunities Fund I A LP (the “Partnership”).

2.       Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.       Office; Registered Agent. The principal office of the Partnership is: 100 Front Street, Suite 700, West Conshohocken, Pennsylvania 19428. The name of the Partnership’s registered agent in the State of Delaware is CORPORATION SERVICE COMPANY and the address of the registered agent is: 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The Partnership shall maintain a registered office in the State of Delaware at the same address.

4.       Partners. The names and business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:

Morgan Stanley Alternative Investment Partners LP

One Tower Bridge

100 Front Street, Suite 1100

West Conshohocken, PA 19428-2881

Initial Limited Partner:

Morgan Stanley AIP Funding Inc.

One Tower Bridge

100 Front Street, Suite 1100

West Conshohocken, PA 19428

5.       Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner, person or entity.

6.       Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the General Partner approves the dissolution in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Act, (d) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act or (e) an entry of a decree or judicial dissolution has occurred under section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 6(c) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership) or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

7.       Capital Contributions. The General Partner may make, and may require the Initial Limited Partner to make, capital contributions effective as of those times and in such amounts as it determines. The General Partner and any Limited Partner will not be required to make any contributions to the capital of the Partnership. If the Partnership issues an interest in the Partnership to a partner, the aggregate amount of cash, assets, or both contributed by such partner in respect of such interest shall be treated as a capital contribution. Except upon dissolution of the Partnership or except as may be specifically provided in this Agreement or agreed by the General Partner, no partner shall be entitled to the return of any of its capital contributions to the Partnership, or to be paid interest by the Partnership, in respect of its capital account.

8.       Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

9.       Distributions. Distributions will be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. The distributions will be allocated among the partners of the Partnership in the same proportion as their respective capital account balances. Notwithstanding any provision to the contrary contained in this Agreement,

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the Partnership will not make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

10.       Assignments.

(a)       A Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)       The General Partner may assign all or any of its partnership interest in the Partnership and may withdraw from the Partnership without consent of the Limited Partners.

11.       Withdrawal. Except to the extent set out in Section 10 of this Agreement, no right is given to any partner of the Partnership to withdraw from the Partnership.

12.       Admission of Additional or Substitute Partners.

(a)       One (1) or more additional or substitute Limited Partners may be admitted to the Partnership with only the consent of the General Partner.

(b)       One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of each of the Limited Partners.

13.       Amendment. On written notice to the Initial Limited Partner, the General Partner may amend, modify, supplement, waive, or amend and restate this Agreement.

14.       Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of March in each year.

15.       Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

16.       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

17.       Waiver of Partition. Each of the partners hereby irrevocably waives any and all rights which it may have to maintain any action for partition of any of the Partnership’s property.

18.       Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Limited Partnership Agreement as of the ___ day of April, 2019.

GENERAL PARTNER:

MORGAN STANLEY ALTERNATIVE INVESTMENT PARTNERS LP

By:	Morgan Stanley AIP GP LP,
its general partner

By:	Morgan Stanley Alternative Investments Inc.,
its general partner

By:	/s/ John Wolak
Name:	John Wolak
Title:	Authorized Person

INITIAL LIMITED PARTNER:

MORGAN STANLEY AIP FUNDING INC.
as Limited Partner

By:	/s/ John Wolak
Name:	John Wolak
Title:	Authorized Person
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